Exhibit 99

First Acceptance Corporation Reports Operating Results for the Quarter and Six Months Ended June 30, 2017

NASHVILLE, TN, August 9, 2017 – First Acceptance Corporation (NYSE: FAC) today reported its financial results for the quarter and six months ended June 30, 2017.

Operating Results

Revenues for the three months ended June 30, 2017 decreased 11% to $91.4 million from $102.8 million in the same period in the prior year. Revenues for the six months ended June 30, 2017 decreased 10% to $179.5 million from $199.7 million in the same period in the prior year.

Loss before income taxes, for the three months ended June 30, 2017 was $1.5 million, compared with a loss before income taxes of $30.6 million for the three months ended June 30, 2016. Net loss for the three months ended June 30, 2017 was $0.9 million, compared with a net loss of $19.9 million for the three months ended June 30, 2016. For the three months ended June 30, 2017 and 2016, we recognized $0.2 million and $25.8 million, respectively, of unfavorable prior period loss and LAE development.

Income before income taxes, for the six months ended June 30, 2017 was $96 thousand, compared with a loss before income taxes of $39.0 million for the six months ended June 30, 2016. Net loss for the six months ended June 30, 2017 was $173 thousand, compared with a net loss of $25.4 million for the six months ended June 30, 2016. For the six months ended June 30, 2017, we recognized $0.6 million of favorable prior period loss and LAE development, and for the six months ended June 30, 2016, we recognized $31.0 million of unfavorable prior period loss and LAE development.

President and Chief Executive Officer, Ken Russell, commented “The uptick in our loss ratio stemming from a somewhat seasonal spike in claims volume cannot overshadow the progress we have made, and continue to make, in our risk management and claims handling. Our recent efforts have made us a stronger company, and we will continue to make necessary adjustments on a market-by-market basis. This quarter our revenues from all channels, as well as operating costs, have positively met our expected targets.  We continue to evaluate and make changes to our captive distribution model, focusing on increased sales of third-party insurance products. This, along with the many operational changes that have been implemented over the past two quarters demonstrate that we have not lost our focus on profitability, and remain optimistic about achieving positive results for the balance of the year.”

Loss Ratio. The loss ratio was 85.5% for the three months ended June 30, 2017, compared with 124.6% for the three months ended June 30, 2016. For the six months ended June 30, 2017, the loss ratio was 83.1% compared with 110.8% for the six months ended June 30, 2016. We experienced unfavorable development related to prior periods of $0.2 million for the three months ended June 30, 2017, and favorable development of $0.6 million for the six months ended June 30, 2017, compared with unfavorable development of $25.8 million and $31.0 million for the three and six months ended June 30, 2016.

The development for the three and six months ended June 30, 2017 was the net result of favorable LAE development related to bodily injury claims over multiple prior accident periods and unfavorable development on losses related to bodily injury severity related to the 2016 and 2017 accident years. The unfavorable development for the three and six months ended June 30, 2016 was the result of an increase in losses across all major coverages and over multiple prior accident periods. The primary causes of the unfavorable development were a sharp increase in bodily injury severity and a greater than usual amount of subsequent payments on previously closed claims.

Excluding the development related to prior periods, the loss ratio for the three months ended June 30, 2017 was 85.2% as compared with 81.4% for the preceding three months ended March 31, 2017. The primary causes for this higher loss ratio were increases in frequency across all major coverages and in bodily injury severity.

Excluding the development related to prior periods, the loss ratio for the six months ended June 30, 2017 was 83.5% as compared with 91.8% for the year ended December 31, 2016. We believe that this improvement in the loss ratio was the result of our aggressive rate and underwriting actions in addition to a moderate reduction in claims frequency.

Revenues. Premiums earned decreased by $7.4 million, or 9%, to $73.5 million for the three months ended June 30, 2017, from $80.9 million for the three months ended June 30, 2016. For the six months ended June 30, 2017, premiums earned decreased by $14.0 million, or 9%, to $143.3 million from $157.3 million for the six months ended June 30, 2016. These decreases were the result of a targeted decline in new policies written to eliminate unprofitable business through store closures, rate increases and the tightening of underwriting standards. These actions resulted in a 23% decrease in our year-over-year policies in force which was partially offset by a 17% year-over-year increase in our average in-force premium that was driven by our recent rate actions. The estimated effective rate increase attained over the last twelve months was 12%.

Commission and fee income decreased by $2.4 million, or 12%, to $16.8 million for the three months ended June 30, 2017, from $19.2 million for the three months ended June 30, 2016. For the six months ended June 30, 2017, commission and fee income decreased by $4.7 million, or 12%, to $34.1 million from $38.8 million for the six months ended June 30, 2016. This decrease was primarily the result of a decrease in monthly billing fees as a result of the previously-mentioned decline in the number of policies in force.

Expense Ratio. The expense ratio was 16.0% for the three months ended June 30, 2017, compared with 14.8% for the three months ended June 30, 2016. For the six months ended June 30, 2017, the expense ratio was 16.3% compared with 14.6% for the six months ended June 30, 2016. The year-over-year increases in the expense ratio were primarily due to the decrease in premiums earned which resulted in a higher percentage of fixed expenses and the previously-mentioned decline in commission and fee income.

Combined Ratio. Overall, the combined ratio decreased to 101.5% for the three months ended June 30, 2017 from 139.4% for the three months ended June 30, 2016. For the six months ended June 30, 2017, the combined ratio decreased to 99.4% from 125.4% for the six months ended June 30, 2016.

Next Release of Financial Results

We currently plan to report our financial results for the quarter and nine months ending September 30, 2017 on November 7, 2017.

About First Acceptance Corporation

We are principally a retailer, servicer and underwriter of non-standard personal automobile insurance based in Nashville,

Tennessee. Our insurance operations generate revenues from selling non-standard personal automobile insurance policies and related products in 16 states. We currently conduct our servicing and underwriting operations in 13 states and are licensed as an insurer in 13 additional states. Non-standard personal automobile insurance is made available to individuals because of their inability or unwillingness to obtain standard insurance coverage due to various factors, including payment history, payment preference, failure in the past to maintain continuous insurance coverage or driving record and/or vehicle type.

At June 30, 2017, we leased and operated 354 retail locations and a call center staffed with employee-agents. Our employee agents primarily sell non-standard personal automobile insurance products underwritten by us, as well as certain commissionable ancillary products. In most states, our employee-agents also sell a complementary insurance product providing personal property and liability coverage for renters underwritten by us. In addition, retail locations in some markets offer non-standard personal automobile insurance serviced and underwritten by other third-party insurance carriers for which we receive a commission. In addition to our retail locations, we are able to complete the entire sales process over the phone via our call center or through the internet via our consumer-based website or mobile platform. On a limited basis, we also sell our products through selected retail locations operated by independent agents. Additional information about First Acceptance Corporation can be found online at www.acceptance.com.

This press release contains forward-looking statements. All statements made other than statements of historical fact are forward-looking statements. You can identify these statements from our use of the words “may,” “should,” “could,” “potential,” “continue,”

“plan,” “forecast,” “estimate,” “project,” “believe,” “intent,” “anticipate,” “expect,” “target,” “is likely,” “will,” “view,” or the negative of these terms and similar expressions. These statements, which have been included in reliance on the “safe harbor”

provisions of the federal securities laws, involve risks and uncertainties. Investors are hereby cautioned that these statements may be affected by important factors, including, among others, the factors set forth under the caption “Risk Factors” in Item 1A. of our Annual Report on Form 10-K for the year ended December 31, 2016 and in our other filings with the Securities and Exchange

Commission. Actual operations and results may differ materially from the results discussed in the forward-looking statements. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Revenues:
Premiums earned	$73,459	$80,850	$143,272	$157,257
Commission and fee income	16,824	19,183	34,052	38,764
Investment income	1,123	1,646	2,156	2,608
Gain on sale of foreclosed real estate	—	1,237	—	1,237
Net realized gains (losses) on investments, available-for-sale	5	(162)	—	(164)
	91,411	102,754	179,480	199,702
Costs and expenses:
Losses and loss adjustment expenses	62,806	100,765	119,086	174,184
Insurance operating expenses	27,879	30,314	55,935	59,961
Other operating expenses	267	283	538	563
Stock-based compensation	74	68	113	105
Depreciation	540	616	1,086	1,267
Amortization of identifiable intangibles assets	195	239	398	477
Interest expense	1,130	1,076	2,228	2,126
	92,891	133,361	179,384	238,683
(Loss) income before income taxes	(1,480)	(30,607)	96	(38,981)
(Benefit) provision for income taxes	(577)	(10,708)	269	(13,577)
Net loss	$(903)	$(19,899)	$(173)	$(25,404)
Net loss per share:
Basic	$(0.02)	$(0.48)	$(0.00)	$(0.62)
Diluted	$(0.02)	$(0.48)	$(0.00)	$(0.62)
Number of shares used to calculate net loss per share:
Basic	41,164	41,064	41,162	41,062
Diluted	41,164	41,064	41,162	41,062

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands, except per share data)

	June 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Investments, available-for-sale at fair value (amortized cost of $115,233 and $117,902, respectively)	$116,012	$117,212
Cash, cash equivalents, and restricted cash	125,530	118,681
Premiums, fees, and commissions receivable, net of allowance of $378 and $279, respectively	76,847	66,393
Deferred tax assets, net	34,784	35,641
Other investments	10,468	9,994
Other assets	5,753	6,078
Property and equipment, net	3,475	4,213
Deferred acquisition costs	5,332	4,852
Goodwill	29,384	29,384
Identifiable intangible assets, net	7,243	7,626
TOTAL ASSETS	$414,828	$400,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Loss and loss adjustment expense reserves	$162,232	$161,079
Unearned premiums and fees	91,644	78,861
Debentures payable	40,324	40,302
Term loan from principal stockholder	29,792	29,779
Accrued expenses	5,514	7,089
Other liabilities	11,701	10,476
Total liabilities	341,207	327,586
Stockholders’ equity:
Preferred stock, $.01 par value, 10,000 shares authorized	—	—
Common stock, $.01 par value, 75,000 shares authorized; 41,200 and 41,160 issued and outstanding, respectively	412	412
Additional paid-in capital	457,898	457,750
Accumulated other comprehensive income, net of tax of $(486) and $(1,110), respectively	2,474	1,316
Accumulated deficit	(387,163)	(386,990)
Total stockholders’ equity	73,621	72,488
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$414,828	$400,074

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data

(Unaudited)

PREMIUMS EARNED BY STATE

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Gross premiums earned:
Georgia	$17,402	$16,271	$33,663	$31,328
Florida	10,761	12,176	21,012	23,785
Texas	8,252	11,266	16,796	21,883
Alabama	8,442	7,286	15,896	14,050
Ohio	7,707	8,094	15,012	15,690
South Carolina	5,281	7,352	10,231	13,946
Tennessee	5,275	5,107	10,023	9,988
Illinois	3,868	5,516	8,075	11,256
Indiana	2,492	2,395	4,810	4,672
Pennsylvania	2,395	2,575	4,646	4,993
Mississippi	1,115	1,043	2,078	2,038
California	420	—	734	—
Missouri	60	1,633	302	3,386
Virginia	96	251	206	465
Total gross premiums earned	73,566	80,965	143,484	157,480
Premiums ceded to reinsurer	(107)	(115)	(212)	(223)
Total net premiums earned	$73,459	$80,850	$143,272	$157,257

COMBINED RATIOS (INSURANCE OPERATIONS)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Loss	85.5%	124.6%	83.1%	110.8%
Expense	16.0%	14.8%	16.3%	14.6%
Combined	101.5%	139.4%	99.4%	125.4%

NUMBER OF RETAIL LOCATIONS

Retail location counts are based upon the date that a location commenced or ceased writing business.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Retail locations – beginning of period	355	414	355	440
Opened	—	2	—	4
Closed	(1)	(6)	(1)	(34)
Retail locations – end of period	354	410	354	410

FIRST ACCEPTANCE CORPORATION AND SUBSIDIARIES

Supplemental Data (continued)

(Unaudited)

RETAIL LOCATIONS BY STATE

	June 30,		December 31,
	2017	2016	2016	2015
Alabama	23	24	23	24
Arizona	10	10	10	10
California	47	48	47	48
Florida	34	34	34	39
Georgia	50	60	50	60
Illinois	38	41	39	61
Indiana	16	17	16	17
Mississippi	6	7	6	7
Missouri	—	9	—	9
Nevada	4	4	4	4
New Mexico	5	5	5	5
Ohio	27	27	27	27
Pennsylvania	11	13	11	14
South Carolina	15	23	15	24
Tennessee	23	23	23	23
Texas	45	65	45	68
Total	354	410	355	440

SOURCE: First Acceptance Corporation

INVESTOR RELATIONS CONTACT:

Michael J. Bodayle

615.844.2885